Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Forum Energy Technologies, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Forum Energy Technologies, Inc. and its subsidiaries (the “Company”) at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our audits (which was an integrated audit in 2013). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control Over Financial Reporting, management has excluded Blohm + Voss Oil Tools GmbH and Moffat 2000 Ltd. from its assessment of internal control over financial reporting as of December 31, 2013 because these entities were acquired by the Company in purchase business combinations during 2013. We have also excluded Blohm + Voss Oil Tools GmbH and Moffat 2000 Ltd. from our audit of internal control over financial reporting. Blohm + Voss Oil Tools GmbH and Moffat 2000 Ltd. are wholly-owned subsidiaries whose total assets and total revenues represent 12% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information discussed in Note 17, as to which the date is August 1, 2014.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of comprehensive income

	Year ended December 31,
(in thousands, except per share information)	2013	2012	2011
Net sales	$1,524,811	$1,414,933	$1,128,131
Cost of sales	1,049,586	951,876	765,670
Gross profit	475,225	463,057	362,461
Operating expenses
Selling, general and administrative expenses	269,669	225,268	186,774
Contingent consideration expense (benefit)	—	(4,568)	12,100
Impairment of intangible assets	—	1,161	—
Transaction expenses	2,700	1,751	3,608
(Gain) loss on sale of assets	614	(1,435)	(634)
Total operating expenses	272,983	222,177	201,848
Earnings from equity investment	7,312	—	—
Operating income	209,554	240,880	160,613
Other expense (income)
Interest expense	18,370	16,372	19,532
Foreign exchange losses and other, net	2,953	1,713	378
Deferred loan costs written off	2,149	—	—
Total other expense	23,472	18,085	19,910
Income before income taxes	186,082	222,795	140,703
Provision for income tax expense	56,478	71,265	47,110
Net income	129,604	151,530	93,593
Less: Income attributable to noncontrolling interest	65	74	251
Net income attributable to common stockholders	129,539	151,456	93,342

Weighted average shares outstanding
Basic	90,697	80,111	63,270
Diluted	94,604	86,937	67,488
Earnings per share
Basic	$1.43	$1.89	$1.48
Diluted	$1.37	$1.74	$1.38

Other comprehensive income, net of tax:
Net income	129,604	151,530	93,593
Change in foreign currency translation, net of tax of $0	7,525	15,887	(5,094)
Gain on pension liability	223	—	—
Gain on derivative instruments, net of tax of $768	—	—	1,426
Comprehensive income	137,352	167,417	89,925
Less: comprehensive (income) loss attributable to noncontrolling interests	72	(44)	(85)
Comprehensive income attributable to common stockholders	$137,424	$167,373	$89,840
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated balance sheets

(in thousands, except share information)	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$39,582	$41,063
Accounts receivable—trade, net	250,272	228,947
Inventories, net	441,049	455,129
Prepaid expenses and other current assets	29,707	12,744
Costs and estimated profits in excess of billings	24,012	6,551
Deferred income taxes, net	24,846	30,443
Total current assets	809,468	774,877
Property and equipment, net of accumulated depreciation	180,292	152,983
Deferred financing costs, net	15,658	8,045
Intangibles, net	295,352	257,419
Goodwill	802,318	695,799
Investment in unconsolidated subsidiary	60,292	—
Other long-term assets	5,489	3,857
Total assets	$2,168,869	$1,892,980
Liabilities and equity
Current liabilities
Current portion of long-term debt	$998	$20,504
Accounts payable—trade	100,221	98,990
Accrued liabilities	96,529	85,893
Contingent consideration liability	—	15,664
Deferred revenue	15,837	33,720
Billings in excess of costs and profits recognized	6,398	17,582
Derivative instruments	—	714
Total current liabilities	219,983	273,067
Long-term debt, net of current portion	512,077	400,201
Deferred income taxes, net	97,774	57,557
Other long-term liabilities	8,069	—
Total liabilities	837,903	730,825
Commitments and contingencies
Equity
Common stock, $0.01 par value, 296,000,000 shares authorized, 92,803,389 and 87,543,173 shares issued	928	875
Additional paid-in capital	826,064	764,635
Treasury stock at cost, 3,585,098 and 3,377,599 shares	(30,249)	(25,933)
Warrants	687	26,394
Retained earnings	525,140	395,601
Accumulated other comprehensive income/(loss)	7,785	(100)
Total stockholders’ equity	1,330,355	1,161,472
Noncontrolling interest in subsidiary	611	683
Total equity	1,330,966	1,162,155
Total liabilities and equity	$2,168,869	$1,892,980
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of cash flows

	Year ended December 31,
(in thousands, except share information)	2013	2012	2011
Cash flows from operating activities
Net income	$129,604	$151,530	$93,593
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	36,166	31,458	26,245
Amortization of intangible assets	24,413	20,346	14,530
Share-based compensation expense	19,038	8,179	5,156
Earnings from equity investment, net of distributions	(1,376)	—	—
Payment of contingent consideration included in operating expense	—	(7,127)	—
Change in contingent consideration	—	(4,568)	12,100
Impairment of intangible assets	—	1,161	—
Deferred income taxes	15,622	(6,349)	(1,482)
Deferred loan costs written off	2,149	—	—
Other	1,083	2,108	4,300
Changes in operating assets and liabilities
Accounts receivable—trade	1,188	12,872	(62,350)
Inventories	33,135	(100,268)	(90,634)
Prepaid expenses and other current assets	(20,415)	15,636	(10,477)
Cost and estimated profit in excess of billings	(16,705)	5,403	(5,210)
Accounts payable, deferred revenue and other accrued liabilities	(1,475)	(4,781)	56,256
Billings in excess of costs and estimated profits earned	(11,034)	12,341	(2,752)
Net cash provided by operating activities	$211,393	$137,941	$39,275
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(181,718)	(139,889)	(509,857)
Investment in unconsolidated subsidiary	(112,241)	—	—
Distribution from unconsolidated subsidiary	64,228	—	—
Capital expenditures for property and equipment	(60,263)	(49,685)	(41,163)
Proceeds from sale of property and equipment and other	964	5,051	906
Net cash (used in) investing activities	$(289,030)	$(184,523)	$(550,114)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	181,718	139,889	509,857
Borrowings under Credit Facility	223,235	63,397	10,490
Issuance of Senior Notes	403,250	—
Repayment of long-term debt	(715,131)	(454,019)	(61,973)
Proceeds of IPO, net of offering costs	—	256,381	—
Proceeds from concurrent private placement	—	50,000	—
Payment of contingent consideration accrued at acquisition	(11,435)	(11,100)	—
Repurchases of stock	(4,316)	(56)	(54)
Excess tax benefits from stock based compensation	7,202	7,337	1,027
Proceeds from stock issuance	5,458	14,432	57,046
Payment of capital lease obligation	(924)	(464)	(310)
Deferred financing costs	(12,003)	(15)	(5,935)
Net cash provided by financing activities	$77,054	$65,782	$510,148
Effect of exchange rate changes on cash	(898)	1,315	891
Net increase (decrease) in cash and cash equivalents	(1,481)	20,515	200
Cash and cash equivalents
Beginning of period	41,063	20,548	20,348
End of period	$39,582	$41,063	$20,548
Supplemental cash flow disclosures
Interest paid	17,977	15,224	17,700
Income taxes paid	41,356	59,439	29,127
Noncash investing and financing activities
Insurance policy financed through notes payable	$—	$6,348	$1,717
Payment of contingent consideration via stock	4,075	3,341	—
Accrued purchases of property and equipment	1,526	—	—
Acquisition via contingent consideration and stock	—	—	68,754
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of changes in stockholders’ equity

	Common Stock		Additional paid in capital	Treasury stock	Warrants	Retained earnings	Accumulated other comprehensive income / (loss)	Total common Stockholders’ equity	Non controlling Interest	Total Equity
	Shares	Amount
							(in thousands of dollars, except share information)
Balance at December 31, 2010	57,540,698	$575	$341,658	$(25,823)	$7,825	$150,803	$(12,515)	$462,523	$554	$463,077
Issuance of common stock	6,513,073	65	54,046					54,111	—	54,111
Issuance of stock related to acquisitions	3,418,652	34	38,921	—	—	—	—	38,955	—	38,955
Issuance of restricted stock	66,230	—	—	—	—	—	—	—	—	—
Restricted stock purchase	150,775	2	1,608	—	—	—	—	1,610	—	1,610
Exercise of stock options	263,477	3	1,297	—	—	—	—	1,300	—	1,300
Stock based compensation expense	—	—	5,156	—	—	—	—	5,156	—	5,156
Restricted stock withheld	(12,025)	—	—	(54)	—	—	—	(54)	—	(54)
Warrant issuance	—	—	(19,278)	—	19,278	—	—	—	—	—
Exercise of warrants	3,145	—	31		(6)	—	—	25	—	25
Excess tax benefits	—	—	1,027	—	—	—	—	1,027	—	1,027
Currency translation adjustment	—	—	—	—	—	—	(4,928)	(4,928)	(166)	(5,094)
Change related to derivative liabilities, net of tax	—	—	—	—	—	—	1,426	1,426	—	1,426
Net income	—	—	—	—	—	93,342	—	93,342	251	93,593
Balance at December 31, 2011	67,944,025	$679	$424,466	$(25,877)	$27,097	$244,145	$(16,017)	$654,493	$639	$655,132
Stock issuance	30,821	—	499	—	—	—	—	499	—	499
Issuance of stock upon IPO, net of offering costs	13,889,470	139	256,242	—	—	—	—	256,381	—	256,381
Issuance of stock upon concurrent private placement	2,666,666	27	49,973	—	—	—	—	50,000	—	50,000
Restricted stock issuance	869,826	9	(9)	—	—	—	—	—	—	—
Stock based compensation expense	—	—	8,179	—	—	—	—	8,179	—	8,179
Exercised stock options	1,573,268	16	10,726	—	—	—	—	10,742	—	10,742
Exercise of warrants	363,044	3	3,883	—	(703)	—	—	3,183	—	3,183
Treasury stock	—	—	—	(56)	—	—	—	(56)	—	(56)
Excess tax benefits	—		7,337	$—		—	—	7,337	—	7,337
Equity related to contingent consideration	206,053	2	3,339	—	—	—	—	3,341	—	3,341
Currency translation adjustment	—	—	—	—	—	—	15,917	15,917	(30)	15,887
Net income	—	—	—	—	—	151,456	$—	151,456	74	151,530
Balance at December 31, 2012	87,543,173	$875	$764,635	$(25,933)	$26,394	$395,601	$(100)	$1,161,472	$683	$1,162,155
Restricted stock issuance, net of forfeitures	26,017	—	(1)	—	—	—	—	(1)	—	(1)
Stock based compensation expense	—	—	19,039	—	—	—	—	19,039	—	19,039
Exercised stock options	796,848	8	5,450	—	—	—	—	5,458	—	5,458
Exercise of warrants	4,272,775	43	25,664	—	(25,707)	—	—	—	—	—
Treasury stock	—	—	—	(4,316)	—	—	—	(4,316)	—	(4,316)
Excess tax benefits	—	—	7,204	—	—	—	—	7,204	—	7,204
Equity related to contingent consideration	164,576	2	4,073	—	—	—	—	4,075	—	4,075
Change in pension liability	—	—	—	—	—	—	223	223	—	223
Currency translation adjustment	—	—	—	—	—	—	7,662	7,662	(137)	7,525
Net income	—	—	—	—	—	129,539	—	129,539	65	129,604
Balance at December 31, 2013	92,803,389	$928	$826,064	$(30,249)	$687	$525,140	$7,785	$1,330,355	$611	$1,330,966
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements
1. Nature of operations
Forum Energy Technologies, Inc. (the "Company"), a Delaware corporation, is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. The Company designs, manufactures and distributes products, and engages in aftermarket services, parts supply and related services that complement the Company’s product offering.
On August 2, 2010, the Company completed the combination (the "Combination") of Forum Oilfield Technologies, Inc. ("FOT"), Global Flow Technologies, Inc. ("Global Flow"), Triton Group Holdings, LLC ("Triton"), Allied Production Services, Inc. ("Allied"), and Subsea Services International, Inc. ("Subsea") pursuant to which each company's shareholders, other than FOT, exchanged all of their common stock for the common stock of FOT. In conjunction with the Combination, FOT changed its name to Forum Energy Technologies, Inc. After the completion of the Combination, the Company's common stock was owned by three private equity funds with the same sponsor, certain current and former employees and directors of the Company, and former owners of previously acquired companies.
On April 17, 2012, the Company closed its initial public offering (the "IPO") pursuant to which the Company sold 13,889,470 shares of common stock and the selling stockholders sold 7,900,000 shares of common stock, including 2,842,104 shares of common stock pursuant to the underwriters' option to purchase additional shares, each at an offering price of $20.00 per share, all issued at par value. After deducting estimated expenses and underwriting discounts, the Company and the selling stockholders received net proceeds of approximately $256.4 million and $147.2 million, respectively. The Company did not receive any proceeds from the sale of common stock by the selling stockholders. Concurrently with the closing of the IPO, the Company sold 2,666,666 shares of common stock in a private placement to Tinicum L.P. ("Tinicum"), a private equity fund, for net proceeds of $50.0 million. The Company used all of the net proceeds from the IPO and concurrent private placement to repay a portion of the outstanding borrowings under the revolving portion of the Company's senior secured credit facility ("Credit Facility"). The Company's common shares are listed on the New York Stock Exchange under the symbol "FET."
2. Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries after elimination of intercompany balances and transactions. Noncontrolling interest principally represents ownership by others of the equity in our consolidated majority owned South African subsidiary.
The Company's investment in an operating entity where the Company has the ability to exert significant influence, but does not control operating and financial policies, is accounted for using the equity method. The Company's share of the net income of this entity is recorded as "Earnings from equity investment" in the consolidated statements of comprehensive income. The investment in this entity is included in "Investment in unconsolidated subsidiary" in the consolidated balance sheets. The Company reports its share of equity earnings within operating income as the investee's operations are similar in nature to the operations of the Company.
Reclassifications
Certain reclassifications have been made in prior period financial statements to conform with the current period presentation. Reclassifications have no impact on the Company's financial position, results of operations or cash flows.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

In the preparation of these consolidated financial statements, estimates and assumptions have been made by management including, among others, costs to complete contracts, an assessment of percentage of completion of projects, the selection of useful lives of tangible and intangible assets, fair value of reporting units used for goodwill impairment testing, expected future cash flows from long lived assets to support impairment tests, provisions necessary for trade receivables, amounts of deferred taxes and income tax contingencies. Actual results could differ from these estimates.
The financial reporting of contracts depends on estimates, which are assessed continually during the term of those contracts. Recognized revenues and income are subject to revisions as the contract progresses to completion and changes in estimates are reflected in the period in which the facts that give rise to the revisions become known. Additional information that enhances and refines the estimating process that is obtained after the balance sheet date, but before issuance of the financial statements is reflected in the financial statements.
Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and high quality, short term money market instruments with an original maturity of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
Accounts receivable-trade
Trade accounts receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus receivables do not bear interest, although a finance charge may be applied to amounts past due. The Company maintains an allowance for doubtful accounts for estimated losses that may result from the inability of its customers to make required payments. Such allowances are based upon several factors including, but not limited to, credit approval practices, industry and customer historical experience as well as the current and projected financial condition of the specific customer. Accounts receivable outstanding longer than contractual terms are considered past due. The Company writes off accounts receivable to the allowance for doubtful accounts when they become uncollectible. Any payments subsequently received on receivables previously written off are credited to bad debt expense.
The change in amounts of the allowance for doubtful accounts during the three year period ended December 31, 2013 is as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2011	$4,125	$2,867	$(1,197)	$5,795
December 31, 2012	5,795	2,115	(2,019)	5,891
December 31, 2013	5,891	2,925	(3,091)	5,725
Inventories
Inventory consisting of finished goods and materials and supplies held for resale is carried at the lower of cost or market. For certain operations, cost, which includes the cost of raw materials and labor for finished goods, is determined on a first-in first-out basis. For other operations, this cost is determined on an average cost basis. Market means current replacement cost except that (1) market should not exceed net realizable value and (2) market should not be less than net realizable value reduced by an allowance for a normal profit margin. The Company continuously evaluates inventories, based on an analysis of inventory levels, historical sales experience and future sales forecasts, to determine obsolete, slow-moving and excess inventory. Adjustments to reduce such inventory to its estimated recoverable value have been recorded by management.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Property and equipment
Property and equipment are stated at cost less accumulated depreciation. Equipment held under capital leases are stated at the present value of minimum lease payments. Expenditures for property and equipment and for items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated over their estimated useful life utilizing the straight-line method. Routine expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets, generally three to twenty years. Plant and equipment held under capital leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Gains or losses resulting from the disposition of assets are recognized in income, and the related asset cost and accumulated depreciation are removed from the accounts. Assets acquired in connection with business combinations are recorded at fair value.
Rental equipment consists of equipment leased to customers under operating leases. Rental equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of three to ten years.
The Company reviews long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the assets, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows based on expected utilization. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair value. For the years ended December 31, 2013, 2012 and 2011, no impairments were recorded.
To the extent that asset retirement obligations are incurred, the Company records the fair value of an asset retirement obligation as a liability in the period in which the associated legal obligation is incurred. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for any change in their present value. Asset retirement obligations as of December 31, 2013, 2012 and 2011 are not significant.
Goodwill and intangible assets
For goodwill and intangible assets with indefinite lives, an assessment for impairment is performed annually or whenever an event indicating impairment may have occurred. The Company completes its annual impairment test for goodwill and other indefinite-lived intangibles using an assessment date of December 31. Goodwill is reviewed for impairment by comparing the carrying value of each reporting unit’s net assets (including allocated goodwill) to the fair value of the reporting unit. The Company has six reporting units. The fair value of the reporting units is determined using a discounted cash flow approach. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Company believes that the estimates and assumptions used in impairment assessments are reasonable. If the reporting unit’s carrying value is greater than its fair value, a second step is performed whereby the implied fair value of goodwill is estimated by allocating the fair value of the reporting unit in a hypothetical purchase price allocation analysis. The Company recognizes a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds its fair value. The impairment test is a fair value test which includes assumptions such as growth and discount rates. Any impairment losses are reflected in operating income. In 2013, 2012 and 2011, no goodwill impairment losses were recorded as the estimated fair values of each reporting unit substantially exceeded its carrying value.
Intangible assets with definite lives comprised of customer and distributor relationships, non-compete agreements, and patents are amortized on a straight-line basis over the life of the intangible asset, generally three to seventeen years. These assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. No impairments to intangible assets were recorded in 2013 and 2011. During the year ended December 31, 2012, an impairment loss of $1.2 million was recorded on certain intangible assets resulting from a lack of business and orders related to a specific service line within the Production & Infrastructure segment. Refer to Note 7, Goodwill and intangible assets, for further discussion.
In the third quarter 2011, the Company implemented a change in accounting estimate to adjust the useful lives of certain of customer relationship and distributor relationship intangible assets. This change resulted in a $2.2 million reduction in amortization expense in the year ended December 31, 2011, an increase to net income of $1.4 million (or

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

$0.03 per diluted share). The Company extended the useful lives of these intangible assets based on positive changes in customer attrition rates and due to several factors pursuant to the Combination, which would further strengthen these relationships.
Recognition of provisions for contingencies
In the ordinary course of business, the Company is subject to various claims, suits and complaints. The Company, in consultation with internal and external advisors, will provide for a contingent loss in the consolidated financial statements if it is probable that a liability has been incurred at the date of the consolidated financial statements and the amount can be reasonably estimated. If it is determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, provision will be made for the lower amount of the range. Legal costs are expensed as incurred.
An assessment is made of the areas where potential claims may arise under the contract warranty clauses. Where a specific risk is identified and the potential for a claim is assessed as probable and can be reasonably estimated, an appropriate warranty provision is recorded. Warranty provisions are eliminated at the end of the warranty period except where warranty claims are still outstanding. The liability for product warranty is included in other accrued liabilities on the consolidated balance sheet.
Changes in the Company’s warranty liability were as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2011	$6,708	$1,232	$(3,026)	$4,914
December 31, 2012	4,914	2,083	(3,220)	3,777
December 31, 2013	3,777	3,442	(1,939)	5,280
Revenue recognition and deferred revenue
Revenue is recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery of the equipment has occurred or services have been rendered, (c) the price of the product or service is fixed and determinable and (d) collectability is reasonably assured. Revenue from product sales, including shipping costs, is recognized as title passes to the customer, which generally occurs when items are shipped from the Company’s facilities. Revenue from services is recognized when the service is completed to the customer’s specifications.
Customers are sometimes billed in advance of services performed or products manufactured, and the Company recognizes the associated liability as deferred revenue.
Revenue generated from long-term contracts typically longer than six months in duration are recognized on the percentage-of-completion method of accounting. The Company recognizes revenue and cost of goods sold each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of profit to be established. In such cases, no profit is recognized during the period. The percentage-of-completion is calculated based on the ratio of costs incurred to-date to total estimated costs, taking into account the level of completion. The percentage-of-completion method requires management to calculate reasonably dependable estimates of progress toward completion of contract revenues and contract costs. Whenever revisions of estimated contract costs and contract values indicate that the contract costs will exceed estimated revenues, thus creating a loss, a provision for the total estimated loss is recorded in that period.
Primarily related to the remotely operated vehicles ("ROVs"), which may take longer to manufacture, accounting estimates during the course of the project may change. The effect of such a change, which can be upward as well as downward, is accounted for in the period of change and the cumulative income recognized to date is adjusted to reflect the latest estimates. These revisions to estimates are accounted for on a prospective basis.
On a contract by contract basis, cost and profit in excess of billings represents the cumulative revenue recognized less the cumulative billings to the customer. Similarly, billings in excess of costs and profits represent the cumulative billings to the customer less the cumulative revenue recognized.
Revenue from the rental of equipment or providing of services is recognized over the period when the asset is rented or services are rendered and collectability is reasonably assured. Rates for asset rental and service provision are priced on a per day, per man hour, or similar basis.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Concentration of credit risk
Financial instruments which potentially subject the Company to credit risk include trade accounts receivable. Trade accounts receivable consist of uncollateralized receivables from domestic and internationally based customers. For the years ended December 31, 2013, 2012 and 2011, no one customer accounted for 10% or more of the total revenue or 10% or more of the total accounts receivable balance at the end of the respective period.
Share-based compensation
The Company measures all share-based compensation awards at fair value on the date they are granted to employees and directors, and recognizes compensation cost, net of forfeitures, over the requisite service period for awards with only a service condition, and over a graded vesting period for awards with service and performance or market conditions.
The fair value of share-based compensation awards with market conditions is measured using a lattice model and in accordance with Accounting Standards Codification ("ASC") 718, is not adjusted based on actual achievement of the performance goals. The Black-Scholes option pricing model is used to measure the fair value of options. The following sections address the assumptions used related to the Black-Scholes option pricing model.
Expected life
The expected term of stock options represents the period the stock options are expected to remain outstanding and is based on the simplified method, which is the weighted average vesting term plus the original contractual term divided by two. The Company uses the simplified method due to a lack of sufficient historical share option exercise experience upon which to estimate an expected term.
Expected volatility
Expected volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period and is estimated based on a weighted average of the Company's historical stock price.
Dividend yield
The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future. Therefore, a zero expected dividend yield was used in the valuation model.
Risk-free interest rate
The risk-free interest rate is based on United States Treasury zero-coupon issues with remaining terms similar to the expected term on the options.
Forfeitures
The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be different from what the Company has recorded in the current period. Historically, estimated forfeitures have been in line with actual forfeitures.
Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company’s assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation reserve in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.
Accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the "more likely than not" recognition criteria, accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Earnings per share
Basic earnings per share for all periods presented equals net income divided by the weighted average number of the shares of the Company’s common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period as adjusted for the dilutive effect of the Company’s stock options, restricted share plans and warrants.
The exercise price of each option is based on the Company’s stock price at the date of grant. The diluted earnings per share calculation excludes approximately 0.3 million stock options and warrants, 1.0 million stock options and warrants and 0.4 million stock options and warrants for the years ended December 31, 2013, 2012 and 2011, respectively, because they were anti-dilutive as the option exercise price was greater than the average market price of the common stock.
The following is a reconciliation of the number of shares used for the basic and diluted earnings per share computations (shares in thousands):

	December 31,
	2013	2012	2011
Basic weighted average shares outstanding	90,697	80,111	63,270
Dilutive effect of stock option and restricted share plan	3,907	6,826	4,218
Diluted weighted average shares outstanding	94,604	86,937	67,488
Non-U.S. local currency translation
The Company operates globally and its primary functional currency is the U.S. dollar ($). The majority of the Company’s non-U.S. operations have designated the local currency as their functional currency. Financial statements of these non-U.S. operations are translated into U.S. dollars using the current rate method whereby assets and liabilities are translated at the balance sheet rate and income and expenses are translated into U.S. dollars at the average exchange rates in effect during the period. The resultant translation adjustments are reported as a component of accumulated other comprehensive income within stockholders’ equity.
Noncontrolling interest
Noncontrolling interests are classified as equity in the consolidated balance sheets. Net earnings include the net earnings for both controlling and noncontrolling interests, with disclosure of both amounts on the consolidated statements of earnings.
Fair value
The carrying amounts for financial instruments classified as current assets and current liabilities approximate fair value, due to the short maturity of such instruments. The book values of other financial instruments, such as the Company’s debt related to the Credit Facility, approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index.
For the financial assets and liabilities disclosed at fair value, fair value is determined as the exit price, or the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The established fair value hierarchy divides fair value measurement into three broad levels:

•	Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

•	Level 2 - inputs other than quoted prices included within Level 1 that are observable for the assets or liability, either directly or indirectly; and

•	Level 3 - inputs are unobservable for the asset or liability, which reflect the best judgment of management.
The financial assets and liabilities that are disclosed at fair value for disclosure purposes are categorized in one of the above three levels based on the lowest level input that is significant to the fair value measurement in its entirety. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Recent accounting pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board ("FASB"), which are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.
In December 2011, the FASB issued Accounting Standards Update ("ASU") 2011-11— "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities" ("ASU 2011-11") and in January 2013, the FASB issued ASU 2013-01— "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities" ("ASU 2013-01"). The issuance of ASU 2013-01 limited the scope of ASU 2011-11 to derivatives, repurchase agreements and securities lending transactions to the extent that they are offset in the financial statements or subject to an enforceable master netting or similar agreement. The Company adopted this update effective January 1, 2013 and it did not have a material impact on the consolidated financial statements.
In February 2013, the FASB issued an update to existing guidance on the presentation of comprehensive income. This update requires disclosure of significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on the respective line items of net income. The Company adopted this update effective January 1, 2013 with the appropriate disclosures and it did not have a material impact on the consolidated financial statements.
In July 2012, the FASB amended the Intangibles — Goodwill and Other (Topic 350) of the Accounting Standards Codification that allows entities to make a qualitative assessment of whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, after assessing the relevant information, an entity determines it is more likely than not that the fair value is more than the carrying amount, no additional work is necessary. If an entity determines it is more likely than not that the fair value is less than the carrying amount, then the entity is required to proceed to the quantitative approach. The amended guidance is effective for the Company in the annual test in the fourth quarter of 2013 and adoption did not have a material impact on the consolidated financial condition or results of operations.
3. Acquisitions
2013 Acquisitions
Effective July 1, 2013, the Company completed the following two acquisitions for aggregate consideration of approximately $180.0 million:

•
Blohm + Voss Oil Tools GmbH and related entities ("B+V"), a manufacturer of pipe handling equipment used on offshore and onshore drilling rigs with locations in Hamburg, Germany and Willis, Texas. B+V is included in the Drilling & Subsea segment; and

•
Moffat 2000 Ltd. ("Moffat"), a Newcastle, England based manufacturer of subsea pipeline inspection gauge launching and receiving systems, and subsea connectors. Moffat is included in the Drilling & Subsea segment.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands):

2013 Acquisitions
Current assets, net of cash acquired	$60,669
Property and equipment	4,545
Intangible assets (primarily customer relationships)	59,242
Non-tax-deductible goodwill	100,257
Current liabilities	(17,619)
Long term liabilities	(7,879)
Deferred tax liabilities	(20,108)
Net assets acquired	$179,107
Revenues and net income related to the 2013 acquisitions were not significant for the year ended December 31, 2013. Pro forma results of operations for the 2013 acquisitions have not been presented because the effects were not material to the consolidated financial statements on either an individual or aggregate basis.
2012 Acquisitions
The Company completed four acquisitions in the fourth quarter 2012 for aggregate consideration of $139.7 million (the "2012 acquisitions"). These acquisitions, all of which are included in the Drilling & Subsea segment, included:

•	Syntech Technology, Incorporated ("Syntech"), a Lorton, Virgina based manufacturer of syntactic foam buoyancy materials used for ROVs and other deepwater flotation applications;

•
Wireline Solutions, LLC ("Wireline"), a Sanger, Texas based manufacturer of downhole completion tools, including composite plugs used for plug, perforate and fracture applications and wireline flow control products;

•	Dynacon, Inc. ("Dynacon"), a Bryan, Texas based provider of launch and recovery systems used for the deployment of ROVs and high quality specialized cable and umbilical handling equipment; and

•
Merrimac Manufacturing, Inc. ("Merrimac"), a Plantersville, Texas based manufacturer of consumable parts for drilling, well servicing and pressure pumping applications, including mud pump parts, power swivel parts and valves and seats for hydraulic fracturing pumps.

Contingent consideration from 2011 Acquisitions
The total purchase consideration for two acquisitions completed in 2011, Wood Flowline Products, LLC ("WFP") and Phoinix Global, LLC ("Phoinix"), included two separate contingent consideration payments based on each of the acquired company's 2011 and 2012 calendar year earnings as defined in the applicable purchase and sale agreement. The contingent consideration payment related to the WFP acquisition included a portion payable in shares. Upon resolution of the results of operations for WFP for the year ended December 31, 2011, the portion of the contingent consideration payable in shares of the Company's common stock was finalized and $3.3 million of the liability was reclassified to equity in March 2012. The cash portion of the contingent consideration payments based on WFP's and Phoinix's 2011 calendar year earnings in the amount of $6.1 million and $12.1 million, respectively, were paid during the quarter ended June 30, 2012.
Upon resolution of the results of operations for WFP for the year ended December 31, 2012, the portion of the contingent consideration payable in shares of the Company's common stock was finalized and $4.1 million was reclassified to equity in May 2013. The cash portion of the contingent consideration payments based on WFP's and Phoinix's 2012 earnings in the amount of $3.5 million and $7.9 million, respectively, were paid during the quarter ended June 30, 2013.
4. Investment in unconsolidated subsidiary
Effective July 1, 2013, the Company jointly purchased Global Tubing, LLC ("Global Tubing") with an equal partner, with management retaining a small interest. Global Tubing is a Dayton, Texas based provider of coiled tubing strings and related services. The Company's equity investment is reported in the Production & Infrastructure segment and is accounted for using the equity method of accounting. As Global Tubing's products are complementary to the Company’s

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

well intervention and stimulation products and the investment's business is integral to the Company's operations, the earnings from the equity investment are included within operating income. As part of the purchase, the Company paid $112.2 million to purchase all of the shares of ARC Global Tubing, L.P., the only asset of ARC Global Tubing, L.P. being its interest in Global Tubing. Our partner purchased the remaining interest in Global Tubing, not directly retained by management. In conjunction with the purchase, the joint venture made distributions to the new owners from borrowed funds. The Company received a disproportionate share totaling $64.2 million, making each partner's net investment $48.0 million. The investment in the unconsolidated subsidiary was increased at the time of purchase by approximately $10.9 million to record a deferred tax liability, causing the gross investment recorded to equal $58.9 million. This deferred tax liability is related to the difference between our investment in the unconsolidated subsidiary for financial reporting purposes and our outside tax basis in the limited liability company. Since the initial investment, the Company recorded $7.3 million of earnings and distributions of $5.9 million for the six months ended December 31, 2013, and therefore, the investment was $60.3 million at December 31, 2013.
5. Inventories
The Company's significant components of inventory at December 31, 2013 and 2012 were as follows (in thousands):

	December 31, 2013	December 31, 2012
Raw materials and parts	$139,573	$145,970
Work in process	51,819	86,558
Finished goods	276,076	243,726
Gross inventories	467,468	476,254
Inventory reserve	(26,419)	(21,125)
Inventories	$441,049	$455,129
The change in the amounts of the inventory reserve during the three year period ended December 31, 2013 is as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2011	$10,106	$10,910	$(3,576)	$17,440
December 31, 2012	17,440	6,107	(2,422)	21,125
December 31, 2013	21,125	10,093	(4,799)	26,419

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

6. Property and equipment
Property and equipment consists of the following (in thousands):

		December 31,
	Estimated useful lives	2013	2012
Land		$6,718	$3,926
Buildings and leasehold improvements	7-20	53,025	47,390
Computer equipment	3-5	29,374	14,227
Machinery & equipment	5-10	102,937	94,198
Furniture & fixtures	3-10	6,625	12,678
Vehicles	3-5	11,247	11,328
Construction in progress		25,202	13,427
		235,128	197,174
Less: accumulated depreciation		(88,526)	(79,343)
Property & equipment, net		146,602	117,831

Rental equipment	3-10	110,455	105,162
Less: accumulated depreciation		(76,765)	(70,010)
Rental equipment, net		33,690	35,152

Total property & equipment, net		$180,292	$152,983
Depreciation expense was $36.2 million, $31.5 million and $26.2 million for the years ended December 31, 2013, 2012 and 2011.
7. Goodwill and intangible assets
Goodwill
The changes in the carrying amount of goodwill from January 1, 2012 to December 31, 2013, were as follows (in thousands):

	Drilling & Subsea		Production & Infrastructure		Total
	2013	2012	2013	2012	2013	2012
Goodwill Balance at January 1, net	$616,520	$523,019	$79,279	$77,808	$695,799	$600,827
Acquisition	100,257	85,092	—	—	100,257	85,092
Purchase accounting adjustment	97	—	—	1,379	97	1,379
Impact of non-U.S. local currency translation	6,481	8,409	(316)	92	6,165	8,501
Goodwill Balance at December 31, net	$723,355	$616,520	$78,963	$79,279	$802,318	$695,799
The Company performs its annual impairment tests of goodwill as of December 31. There was no impairment of goodwill during the years ended December 31, 2013, 2012 and 2011. The fair values were determined using the net present value of the expected future cash flows for each reporting unit. Accumulated impairment losses on goodwill were $40.0 million as of December 31, 2013 and 2012.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Intangible assets
At December 31, 2013 and 2012, intangible assets consisted of the following, respectively (in thousands):

	December 31, 2013
	Gross carrying amount	Accumulated amortization	Net amortizable intangibles	Amortization period (in years)
Customer relationships	$283,171	$(67,435)	$215,736	4-15
Patents and technology	33,843	(6,510)	27,333	5-17
Non-compete agreements	6,577	(5,108)	1,469	3-6
Trade names	46,654	(11,948)	34,706	10-15
Distributor relationships	22,160	(11,282)	10,878	8-15
Trademark	5,230	—	5,230	Indefinite
Intangible Assets Total	$397,635	$(102,283)	$295,352

	December 31, 2012
	Gross carrying amount	Accumulated amortization	Net amortizable intangibles	Amortization period (in years)
Customer relationships	$241,358	$(49,766)	$191,592	4-15
Patents and technology	19,780	(4,360)	15,420	5-17
Non-compete agreements	5,880	(4,420)	1,460	3-6
Trade names	40,255	(8,680)	31,575	10-15
Distributor relationships	22,160	(10,018)	12,142	8-15
Trademark	5,230	—	5,230	Indefinite
Intangible Assets Total	$334,663	$(77,244)	$257,419
During the year ended December 31, 2012, an impairment loss of $1.2 million was recorded on certain intangible assets resulting from a lack of business and orders related to a specific service line within the Production & Infrastructure segment. The impairment loss was measured using a discounted cash flows approach and was recorded for the amount by which the carrying value exceeded the estimated fair value of the intangible assets. The impaired intangible assets included customer relationships and trade names and is recorded under "Impairment of intangible assets" in the consolidated statement of comprehensive income. No other indicators of intangible asset impairment occurred during the year ended December 31, 2012.
Amortization expense was $24.4 million, $20.3 million and $14.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. The total weighted average amortization period is 14 years and the estimated future amortization expense for the next five years is as follows (in thousands):

Year ending December 31,
2014	$26,515
2015	26,455
2016	25,772
2017	25,426
2018	25,336

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

8. Debt
Notes payable and lines of credit as of December 31, 2013 and 2012 consisted of the following (in thousands):

	December 31, 2013	December 31, 2012
6.25% Senior notes due October 2021	$403,208	$—
Senior secured revolving credit facility	108,000	122,480
Term loan	—	296,250
Other debt	1,867	1,975
Total debt	513,075	420,705
Less: current maturities	(998)	(20,504)
Long-term debt	$512,077	$400,201
Senior Notes Due 2021
In October 2013, the Company issued $300.0 million of 6.25% senior unsecured notes due 2021 at par, and in November 2013, the Company issued an additional $100.0 million aggregate principal amount of the notes at a price of 103.25% of par, plus accrued interest from October 2, 2013 (the "Senior Notes"). The Senior Notes bear interest at a rate of 6.25% per annum, payable on April 1 and October 1 of each year, and mature on October 1, 2021. Net proceeds from the issuance of approximately $394.0 million, after deducting initial purchasers' discounts and offering expenses and excluding accrued interest paid by the purchasers, were used for the repayment of the then-outstanding term loan balance and a portion of the revolving Credit Facility balance.
The terms of the Senior Notes are governed by the indenture, dated October 2, 2013 (the “Indenture”), between the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are senior unsecured obligations, and are guaranteed on a senior unsecured basis by the Company’s subsidiaries that guarantee the Credit Facility and rank junior to, among other indebtedness, the Credit Facility to the extent of the value of the collateral securing the Credit Facility. The Senior Notes contain customary covenants including some limitations and restrictions on the Company’s ability to pay dividends on, purchase or redeem its common stock or purchase or redeem its subordinated debt; make certain investments; incur or guarantee additional indebtedness or issue certain types of equity securities; create certain liens, sell assets, including equity interests in its restricted subsidiaries; redeem or prepay subordinated debt; restrict dividends or other payments of its restricted subsidiaries; consolidate, merge or transfer all or substantially all of its assets; engage in transactions with affiliates; and create unrestricted subsidiaries. Many of these restrictions will terminate if the Senior Notes become rated investment grade. The Indenture also contains customary events of default, including nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. The Company is required to offer to repurchase the Senior Notes in connection with specified change in control events or with excess proceeds of asset sales not applied for permitted purposes.
Credit Facility
The Company has a Credit Facility with several financial institutions as lenders, which provides for a $600.0 million revolving credit facility with up to $75.0 million available for letters of credit and up to $25.0 million in swingline loans. Subject to terms of the Credit Facility, the Company has the ability to increase the revolving Credit Facility by an additional $300.0 million. In November 2013, the Company amended this Credit Facility, to, among other things, change certain of the ratios under financial covenants previously required to be maintained by the Company on a consolidated basis and to extend the maturity date to November 2018. Weighted average interest rates under the Credit Facility at December 31, 2013 and 2012 were 2.17% and 2.21%, respectively.
The Credit Facility contains covenants which require the Company, on a consolidated basis, to maintain specified financial ratios or conditions summarized as follows:

•	Total funded debt to adjusted EBITDA (as defined as the "Leverage Ratio" in the Credit Facility) of not more than 4.50 to 1.0;

•	Senior secured debt to adjusted EBITDA (defined as the "Senior Secured Leverage Ratio" in the Credit Facility) of not more than 3.50 to 1.0; and

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

•	EBITDA to interest expense (defined as the "Interest Coverage Ratio" in the Credit Facility) of not less than 3.0 to 1.0.
Availability under the Credit Facility was approximately $475.4 million at December 31, 2013. The Company was in compliance with all financial covenants at December 31, 2013.
Other debt
Other debt consists primarily of various capital leases of equipment.
Debt issue costs
The Company has incurred loan costs that have been capitalized and are amortized to interest expense over the term of the Credit Facility. As a result, approximately $2.2 million, $2.1 million and $2.1 million were amortized to interest expense for the years ended December 31, 2013, 2012 and 2011, respectively. The estimated term over which debt issue costs related to the term loan were being amortized was revised in connection with the repayment of the term loan from the issuance of the Senior Notes. Accordingly, debt issue costs of $2.1 million that had been previously capitalized were charged to expense in during 2013. Approximately $12.6 million of debt issue costs related to the issuance of the Senior Notes the Credit Facility amendment were capitalized.
Future payments
Future principal payments under long-term debt for each of the years ending December 31 are as follows (in thousands):

2014	$998
2015	869
2016	—
2017	—
2018	108,000
Thereafter	403,208
$513,075
9. Income taxes
The components of the Company's income before income taxes for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	2013	2012	2011
U.S.	$108,680	$140,179	$88,968
Non-U.S.	77,402	82,616	51,735
Income before income taxes	$186,082	$222,795	$140,703

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

The Company’s provision (benefit) for income taxes from continuing operations for the years ended December 31, 2013, 2012 and 2011 are as follows (in thousands):

	2013	2012	2011
Current
U.S. Federal and state	$20,589	$55,591	$34,351
Non-U.S.	20,748	22,023	14,241
Total current	41,337	77,614	48,592
Deferred
U.S. Federal and state	16,317	(4,788)	386
Non-U.S.	(1,176)	(1,561)	(1,868)
Total deferred	15,141	(6,349)	(1,482)
Provision for income tax expense	$56,478	$71,265	$47,110
The reconciliation between the actual provision for income taxes from continuing operations and that computed by applying the U.S. statutory rate to income before income taxes and noncontrolling interests are outlined below (in thousands):

	2013		2012		2011
Income tax expense at the statutory rate	$65,129	35.0%	$77,978	35.0%	$49,246	35.0%
State taxes, net of federal tax benefit	3,428	1.9%	3,847	1.7%	3,193	2.3%
Non-U.S. operations	(6,908)	(3.7)%	(7,363)	(3.3)%	(4,495)	(3.2)%
Domestic incentives	(2,544)	(1.4)%	(2,202)	(1.0)%	(1,179)	(0.8)%
Prior year federal, non-U.S. and state tax	(4,059)	(2.2)%	(1,736)	(0.8)%	(169)	(0.1)%
Nondeductible expenses	1,341	0.7%	666	0.3%	758	0.5%
Other	91	0.1%	75	0.1%	(244)	(0.2)%
Provision for income tax expense	$56,478	30.4%	$71,265	32.0%	$47,110	33.5%
The primary components of deferred taxes include (in thousands):

	2013	2012
Deferred tax assets
Reserves and accruals	$7,149	$12,701
Inventory	12,538	13,940
Stock awards	6,284	4,609
Other	146	255
Net operating loss and other tax credit carryforwards	1,858	1,213
Total deferred tax assets	27,975	32,718
Deferred tax liabilities
Property and equipment	(16,387)	(12,226)
Goodwill and intangible assets	(71,406)	(45,998)
Investment in unconsolidated subsidiary	(10,993)	—
Unremitted non-U.S. earnings	(740)	(740)
Prepaid expenses and other	(1,377)	(868)
Total deferred tax liabilities	(100,903)	(59,832)
Net deferred tax liabilities	$(72,928)	$(27,114)

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

At December 31, 2013, the Company had $0.9 million of U.S. net operating loss carryforwards that expire in 2027. The Company also had $4.5 million of non-U.S. net operating loss carryforwards with indefinite expiration dates. All of the U.S. net operating losses relate to the Company's acquisitions. Use of these losses are subject to limitations under Section 382 of the Internal Revenue Code. The Company anticipates being able to fully utilize the losses prior to their expiration.
At December 31, 2013, the Company had no foreign tax credit carryforwards.
Goodwill from certain acquisitions is tax deductible due to the acquisition structure as an asset purchase or due to tax elections made by the Company and the respective sellers at the time of acquisition.
The Company believes that it is more likely than not that deferred tax assets at December 31, 2013 and 2012 will be utilized to offset future taxable income and the reversal of taxable temporary differences. Consequently, no valuation allowance has been recorded in the financial statements.
Taxes are provided as necessary with respect to non-U.S. earnings that are not permanently reinvested. For all other non-U.S. earnings, no U.S. taxes are provided because such earnings are intended to be reinvested indefinitely to finance non-U.S. activities.
The Company files income tax returns in the U.S. as well as in various states and non-U.S. jurisdictions. With few exceptions, the Company is no longer subject to income tax examination by tax authorities in these jurisdictions prior to 2008.
The Company accounts for uncertain tax positions in accordance with guidance in FASB ASC 740, which prescribes the minimum recognition threshold a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

Balance at January 1, 2013	$3,701
Additional based on tax positions related to prior years	3,740
Reduction based on tax positions related to prior years	(1,937)
Lapse of statute of limitations	(897)
Balance at December 31, 2013	4,607
Deferred tax benefits on uncertain tax position related to U.S. and non-U.S. income tax	—
Net balance at December 31, 2013	$4,607
The Company does not anticipate any significant changes to the unrecognized tax benefits within the next twelve months.
The Company recognizes interest and penalties related to uncertain tax positions within the provision for income taxes in the consolidated statement of income. As of December 31, 2013 and 2012, we had accrued approximately $0.1 million and $0.2 million, respectively, in interest and penalties. During the years ended December 31, 2013 and 2012, we recognized no material change in the interest and penalties related to uncertain tax positions.
10. Fair value measurements
At December 31, 2012, the Company had interest rate swaps with a total notional amount of $75.0 million that were executed to provide an economic hedge against interest rate risk. These swaps were not designated for hedge accounting at inception and were recorded at fair value, which is measured using the market approach valuation technique. These swaps had a fixed rate of 1.83% and expired in August 2013. The realized gains and losses are included in interest expense in the consolidated statements of comprehensive income. At December 31, 2012, the fair value of the swap agreements was recorded as a short-term liability of $0.7 million.
In connection with the acquisitions of WFP and Phoinix, the total consideration included contingent consideration payments. The fair value of the contingent consideration for these acquisitions was estimated at the time of the respective acquisitions based on internal valuations of the earnings levels that the acquired companies were expected to achieve. The fair value was re-measured quarterly until finalized as of December 31, 2012 upon resolution of the 2012 calendar year earnings and the fair values were no longer variable after that time. These amounts were paid out during the quarter ended June 30, 2013. Refer to Note 3, Acquisitions, for further discussion.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

At December 31, 2013, the carrying value of the Credit Facility was $108.0 million and all of this debt incurs interest at a variable interest rate and, therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities.
The fair value of the Company’s Senior Notes is estimated using Level 2 inputs in the fair value hierarchy and is based on quoted prices for those or similar instruments. At December 31, 2013, the fair value and the carrying value of the Company’s unsecured Senior Notes approximated $419.3 million and $403.2 million, respectively.
There were no other outstanding financial instruments as of December 31, 2013 and 2012 that required measuring the amounts at fair value on a recurring basis. The Company did not change its valuation techniques associated with recurring fair value measurements from prior periods and there were no transfers between levels of the fair value hierarchy during the year ended December 31, 2013.
11. Commitments and contingencies
Litigation
In the ordinary course of business, the Company is, and in the future, could be involved in various pending or threatened legal actions, some of which may or may not be covered by insurance. Management has reviewed such pending judicial and legal proceedings, the reasonably anticipated costs and expenses in connection with such proceedings, and the availability and limits of insurance coverage, and has established reserves that are believed to be appropriate in light of those outcomes that are believed to be probable and can be estimated. The reserves accrued at December 31, 2013 and 2012 are immaterial. In the opinion of management, the Company's ultimate liability, if any, with respect to these actions is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Portland Harbor Superfund litigation
In May 2009, one of the Company's subsidiaries (which is presently a dormant company with nominal assets except for rights under insurance policies) was named along with many defendants in a suit filed by the Port of Portland, Oregon seeking reimbursement of costs related to a five-year study of contaminated sediments at the port. In March 2010, the subsidiary also received a notice letter from the Environmental Protection Agency indicating that it had been identified as a potentially responsible party with respect to environmental contamination in the "study area" for the Portland Harbor Superfund Site. Under a 1997 indemnity agreement, the subsidiary is indemnified by a third party with respect to losses relating to environmental contamination. As required under the indemnity agreement, the subsidiary provided notice of these claims, and the indemnitor has assumed responsibility and is providing a defense of the claims. Although the Company believes that it is unlikely that the subsidiary contributed to the contamination at the Portland Harbor Superfund Site, the potential liability of the subsidiary and the ability of the indemnitor to fulfill its indemnity obligations cannot be quantified at this time.
Operating leases
The Company has operating leases for warehouse, office space, manufacturing facilities and equipment. The leases generally require the Company to pay certain expenses including taxes, insurance, maintenance, and utilities. The minimum future lease commitments under noncancelable leases in effect at December 31, 2013 are as follows:

2014	$16,148
2015	14,724
2016	13,310
2017	9,972
2018	7,483
Thereafter	27,104
$88,741
Total rent expense was $19.0 million, $16.1 million and $11.0 million under operating leases for the years ended December 31, 2013, 2012 and 2011, respectively.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Letters of credit and guarantees
The Company executes letters of credit in the normal course of business to secure the delivery of product from specific vendors and also to guarantee the Company fulfilling certain performance obligations relating to certain large contracts. At December 31, 2013, the Company had $16.6 million in letters of credit.
12. Stockholders' equity and employee benefit plans
Warrants
In August 2010, in conjunction with the Combination, the Company offered to sell shares of its common stock to certain accredited investors at a price of $7.68 per share. In addition, purchasers obtained a warrant to purchase additional shares equal to one-half of the number of shares purchased. The exercise price increases 0.5% at the end of each month and the warrants are exercisable any time up to the expiration date.
In June 2011, a majority shareholder purchased additional shares of the Company's common stock at a price of $8.07 per share, and similar to the initial purchase of shares, the shareholder received a warrant to purchase one share of common stock for every two shares purchased.
The warrants outstanding as of December 31, 2013 were recorded to stockholders’ equity at their fair value at the time of issuance. For the warrants issued in August 2010, a fair value of $1.94 per warrant was determined using the Black-Scholes pricing model. For the warrants issued in June 2011, a fair value of $6.19 per warrant was determined using the Black-Scholes pricing model.
During the year ended December 31, 2013, the Company's largest shareholder converted all of its 6,366,072 warrants pursuant to the terms of a warrant agreement and received 4,227,358 shares the Company's common stock. As of December 31, 2013, approximately 355,000 warrants remained outstanding and were recorded to stockholders' equity at their fair value of $1.94 per warrant. The remaining warrants expire the earlier of October 11, 2014 or upon the occurrence of certain other events.
Employee benefit plans
The Company sponsors a 401(k) savings plan, which benefits eligible employees by allowing them the opportunity to make contributions up to certain limits. The Company contributes by matching a percentage of each employee's contributions. Subsequent to the closing of all acquisitions, employees of those acquired entities will generally be eligible to participate in the Company's 401(k) savings plan. The Company also has the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. The expense under the Company's plan was $8.2 million, $5.8 million and $4.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.
During 2013, the Company adopted the Employee Stock Purchase Plan, which allows eligible employees to purchase shares of the Company's common stock at six-month intervals through periodic payroll deductions at a price per share equal to 85% of the lower of the fair market value at the beginning and ending of the six-month intervals. This plan is deemed to be non-compensatory, and accordingly, no share-based compensation expense for shares purchased under the plan is recognized.
13. Stock based compensation
FET share-based compensation plan
In August 2010, the Company created the 2010 Stock Incentive Plan (the "Plan") to allow for employees, directors and consultants of the Company and its subsidiaries to maintain stock ownership in the Company through the award of stock options, restricted stock, restricted stock units or any combination thereof. Under the terms of the Plan, 18.5 million shares have been authorized for awards and approximately 9.8 million shares remained available for future grants as of December 31, 2013.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Stock options
The exercise price of each option is based on the fair market value of the Company’s stock at the date of grant. Options may generally be exercised over a ten-year period and vest annually in equal increments over four years. The Company’s policy for issuing stock upon a stock option exercise is to issue new shares. Compensation expense is generally recognized on a straight line basis over the vesting period. The following tables provide additional information related to the options (share data in millions):

2013 Activity	Number of shares	Weighted average exercise price	Remaining weighted average contractual life in years	Intrinsic value
Beginning balance	7.1	$9.84	7.4	$105.6
Granted	0.3	$26.05
Exercised	(0.9)	$7.48
Forfeited/expired	(0.5)	$14.7
Total outstanding	6.0	$10.76	6.8	$22.8
Options exercisable	3.8	$8.58	6.3	$11.5
The assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted in 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Weighted average fair value	$8.41	$6.81	$5.08
Assumptions
Expected life (in years)	6.25	6.25	6.25
Volatility	30%	36%	34%
Dividend yield	—%	—%	—%
Risk free interest rate	1.17%	1.13% - 1.22%	1.19% - 2.64%
The intrinsic value of the options exercised was $19.2 million in 2013, $25.0 million in 2012 and less than $0.1 million 2011. The intrinsic value is the amount by which the fair value of the underlying share exceeds the exercise price of an option.
Restricted stock
Restricted stock vests over a three or four year period from the date of grant. Further information about the restricted stock follows (shares in thousands):

Restricted stock
2013 Activity
Nonvested at beginning of year	1,255.6
Granted	95.4
Vested	(464.2)
Forfeited	(64.5)
Nonvested at the end of year	822.3
The weighted average grant date fair value of the restricted stock was $29.83, $22.26 and $13.73 per share during the years ended December 31, 2013, 2012 and 2011, respectively. The total fair value of shares vested was $13.5 million during 2013, $4.4 million during 2012 and $1.6 million during 2011.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Restricted stock units
Restricted stock units vest over a four year period from the date of grant. Further information about the restricted stock units follows (shares in thousands):

Restricted stock units
2013 Activity
Nonvested at beginning of year	16.8
Granted	450.3
Vested	(16.8)
Forfeited	(45.9)
Nonvested at the end of year	404.4
The weighted average grant date fair value of the restricted stock units was $25.53 and $22.26 per share during the years ended December 31, 2013 and 2012, respectively. The total fair value of units vested was $0.4 million during 2013.
Performance share awards
During 2013, the Company granted 110,720 performance share awards with service-vesting and market-vesting conditions. These awards may settle between zero and two shares of the Company's common stock. The number of shares issued pursuant to the performance share awards will be determined based on the total shareholder return of the Company's common stock as compared to a group of peer companies, measured annually over a three-year performance period.
The total amount of share-based compensation expense recorded was approximately $19.0 million, $8.2 million and $5.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, the Company expects to record share-based compensation expense of approximately $34.5 million over the remaining term of the restricted stock and options of approximately 3 years. Future stock option grants will result in additional compensation expense.
14. Related party transactions
The Company entered into lease agreements for office and warehouse space with former owners of acquired companies, stockholders or affiliates. The dollar amounts related to these related party activities are not significant to the Company’s consolidated financial statements.
The Company purchased inventory and services from an affiliate of a shareholder in amounts totaling $5.6 million, $5.1 million and $4.8 million during the years ended December 31, 2013, 2012 and 2011, respectively. The Company sold $1.1 million, $1.1 million and $4.0 million of equipment and services to an affiliate of a stockholder during the years ended December 31, 2013, 2012 and 2011, respectively.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

15. Business segments
The Company’s operations are divided into the following two operating segments, which are our reportable segments: Drilling & Subsea ("D&S") and Production & Infrastructure ("P&I"). The D&S segment designs and manufactures products and provides related services to the subsea, drilling, well construction, completion and intervention markets. The Company’s P&I segment designs and manufactures products and provides related equipment and services to the well stimulation, completion, production and infrastructure markets.
The Company’s reportable segments are strategic units that offer distinct products and services. They are managed separately since each business segment requires different marketing strategies. Operating segments have not been aggregated as part of a reportable segment. The Company evaluates the performance of its reportable segments based on operating income. This segmentation is representative of the manner in which our Chief Operating Decision Maker ("CODM") and our Board of Directors view the business. We consider the CODM to be the Chief Executive Officer.
The amounts indicated below as "Corporate" relate to costs and assets not allocated to the reportable segments. Summary financial data by segment follows (in thousands):

	Year ended December 31,
	2013	2012	2011
Net sales:
Drilling & Subsea	$940,807	$826,500	$659,430
Production & Infrastructure	585,495	589,204	468,701
Intersegment eliminations	(1,491)	(771)	—
Total net sales	$1,524,811	$1,414,933	$1,128,131

Operating income:
Drilling & Subsea	$155,828	$161,160	$117,927
Production & Infrastructure	86,471	97,257	77,997
Corporate	(29,431)	(20,628)	(20,237)
Total segment operating income	212,868	237,789	175,687
Intangible asset impairment	—	1,161	—
Contingent consideration	—	(4,568)	12,100
Transaction expenses	2,700	1,751	3,608
(Gain)/loss on sale of assets	614	(1,435)	(634)
Income from operations	$209,554	$240,880	$160,613

Depreciation and amortization
Drilling & Subsea	$43,971	$37,737	$30,853
Production & Infrastructure	13,952	13,163	9,845
Corporate	2,656	904	77
Total depreciation and amortization	$60,579	$51,804	$40,775

Capital expenditures
Drilling & Subsea	$40,991	$31,118	$22,774
Production & Infrastructure	10,940	13,644	13,621
Corporate	8,332	4,923	4,768
Total capital expenditures	$60,263	$49,685	$41,163

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

A summary of consolidated assets by reportable segment is as follows (in thousands):

	As of December 31,
	2013	2012	2011
Assets
Drilling & Subsea	$1,655,355	$1,413,944	$1,193,128
Production & Infrastructure	468,520	435,496	388,570
Corporate	44,994	43,540	25,617
Total assets	$2,168,869	$1,892,980	$1,607,315
Corporate assets include primarily deferred tax assets and deferred loan costs.
Net sales by shipping destination and long-lived assets by country were as follows (in thousands):

	Year ended December 31,
Net sales:	2013		2012		2011
	$	%	$	%	$	%
United States	$918,795	60.2%	$894,969	63.3%	$707,092	62.7%
Europe & Africa	225,381	14.8%	196,841	13.9%	162,694	14.4%
Canada	99,081	6.5%	114,197	8.1%	102,916	9.1%
Asia-Pacific	151,790	10.0%	100,938	7.1%	89,323	7.9%
Latin America	64,040	4.2%	58,420	4.1%	32,788	2.9%
Middle East	65,724	4.3%	49,568	3.5%	33,318	3.0%
Total net sales	$1,524,811	100.0%	$1,414,933	100.0%	$1,128,131	100.0%

	As of December 31,
Long-lived assets:	2013	2012	2011
United States	$970,109	$849,470	$726,098
Europe & Africa	346,017	224,093	219,195
Canada	28,839	31,956	30,582
Asia-Pacific	9,465	7,512	7,495
Middle East	3,182	3,159	3,199
Latin America	1,789	1,913	2,160
Total long-lived assets	$1,359,401	$1,118,103	$988,729
Net sales by product lines were as follows (in thousands):

	Year ended December 31,
Net sales:	2013		2012		2011
	$	%	$	%	$	%
Drilling Technologies	$462,420	30.3%	$434,240	30.7%	$372,046	33.0%
Subsea Technologies	316,418	20.8%	250,554	17.7%	220,944	19.6%
Downhole Technologies	161,970	10.6%	141,706	10.0%	66,440	5.9%
Production Equipment	251,428	16.5%	227,286	16.1%	178,110	15.8%
Valve Solutions	211,170	13.8%	210,608	14.9%	173,836	15.4%
Flow Equipment	122,896	8.1%	151,310	10.7%	116,755	10.3%
Eliminations	(1,491)	(0.1)%	(771)	(0.1)%	—	—%
Total net sales	$1,524,811	100.0%	$1,414,933	100.0%	$1,128,131	100.0%

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

16. Quarterly results of operations (unaudited)
The following tables summarize the Company's results by quarter for the years ended December 31, 2013 and 2012. The quarterly results may not be comparable primarily due to acquisitions in 2013 and 2012. Refer to Note 3, Acquisitions, for further information.

	2013
(in thousands, except per share information)	Q1	Q2	Q3	Q4
Net sales	$372,999	$367,887	$390,192	$393,733
Cost of sales	258,193	253,404	265,021	272,968
Gross profit	114,806	114,483	125,171	120,765
Total operating expenses	65,593	67,345	72,179	67,866
Earnings from equity investment	—	—	2,946	4,366
Operating income	49,213	47,138	55,938	57,265
Total other expense	1,896	4,130	8,833	8,613
Income before income taxes	47,317	43,008	47,105	48,652
Provision for income tax expense	15,379	13,068	13,924	14,107
Net income	31,938	29,940	33,181	34,545
Less: Income (loss) attributable to noncontrolling interest	(2)	21	40	6
Net income attributable to common stockholders	$31,940	$29,919	$33,141	$34,539

Weighted average shares outstanding
Basic	88,533	91,032	91,443	91,743
Diluted	94,356	94,606	94,734	94,936
Earnings per share
Basic	$0.36	$0.33	$0.36	$0.38
Diluted	$0.34	$0.32	$0.35	$0.36

	2012
(in thousands, except per share information)	Q1	Q2	Q3	Q4
Net sales	$363,489	$373,512	$347,767	$330,165
Cost of sales	237,046	250,710	231,273	232,847
Gross profit	126,443	122,802	116,494	97,318
Total operating expenses	56,230	52,964	53,590	59,393
Operating income	70,213	69,838	62,904	37,925
Total other expense	5,817	3,958	4,356	3,954
Income before income taxes	64,396	65,880	58,548	33,971
Provision for income tax expense	21,885	21,742	17,605	10,033
Net income	42,511	44,138	40,943	23,938
Less: Income attributable to noncontrolling interest	29	17	20	8
Net income attributable to common stockholders	$42,482	$44,121	$40,923	$23,930

Weighted average shares outstanding
Basic	67,960	82,495	84,993	86,077
Diluted	74,741	89,794	92,339	93,355
Earnings per share
Basic	$0.63	$0.53	$0.48	$0.28
Diluted	$0.57	$0.49	$0.44	$0.26

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

17. Condensed consolidating financial statements
The Senior Notes are guaranteed by our domestic subsidiaries which are 100% owned, directly or indirectly, by the Company. The guarantees are full and unconditional, joint and several and on an unsecured basis.

Condensed consolidating statements of operations and comprehensive income

	December 31, 2013
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$1,142,000	$510,460	$(127,649)	$1,524,811
Cost of sales	—	804,413	370,517	(125,344)	1,049,586
Gross profit	—	337,587	139,943	(2,305)	475,225
Operating expenses
Selling, general and administrative expenses	—	211,863	57,806	—	269,669
Other operating expense	—	2,821	493	—	3,314
Total operating expenses	—	214,684	58,299	—	272,983
Earnings from equity investment	—	7,312	—		7,312
Equity earnings from affiliate, net of tax	142,799	53,520	—	(196,319)	—
Operating income	142,799	183,735	81,644	(198,624)	209,554
Other expense (income)
Interest expense	18,251	101	18	—	18,370
Interest income with affiliate	—	(3,987)	—	3,987	—
Interest expense with affiliate	—	—	3,987	(3,987)	—
Foreign exchange (gains) losses and other, net	—	(624)	3,577	—	2,953
Deferred loan costs written off	2,149	—	—	—	2,149
Total other expense (income)	20,400	(4,510)	7,582	—	23,472
Income before income taxes	122,399	188,245	74,062	(198,624)	186,082
Provision for income tax expense	(7,140)	45,446	18,172	—	56,478
Net income	129,539	142,799	55,890	(198,624)	129,604
Less: Income attributable to noncontrolling interest	—	—	65	—	65
Net income attributable to common stockholders	129,539	142,799	55,825	(198,624)	129,539

Other comprehensive income, net of tax:
Net income	129,539	142,799	55,890	(198,624)	129,604
Change in foreign currency translation, net of tax of $0	7,525	7,525	7,525	(15,050)	7,525
Change in pension liability	223	223	223	(446)	223
Comprehensive income	137,287	150,547	63,638	(214,120)	137,352
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	72	—	72
Comprehensive income attributable to common stockholders	$137,287	$150,547	$63,710	$(214,120)	$137,424

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of operations and comprehensive income

	December 31, 2012
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$1,072,732	$474,864	$(132,663)	$1,414,933
Cost of sales	—	742,473	340,240	(130,837)	951,876
Gross profit	—	330,259	134,624	(1,826)	463,057
Operating expenses
Selling, general and administrative expenses	—	176,417	48,851	—	225,268
Contingent consideration (benefit)	—	(4,568)	—	—	(4,568)
Other operating expense (income)	—	3,446	(1,969)	—	1,477
Total operating expenses	—	175,295	46,882	—	222,177
Equity earnings from affiliate, net of tax	157,847	58,417	—	(216,264)	—
Operating income	157,847	213,381	87,742	(218,090)	240,880
Other expense (income)
Interest expense	15,997	361	14	—	16,372
Interest income with affiliate	(6,164)	—	—	6,164	—
Interest expense with affiliate	—	—	6,164	(6,164)	—
Foreign exchange (gains) losses and other, net	—	(21)	1,734	—	1,713
Total other expense (income)	9,833	340	7,912	—	18,085
Income before income taxes	148,014	213,041	79,830	(218,090)	222,795
Provision for income tax expense	(3,442)	55,194	19,513	—	71,265
Net income	151,456	157,847	60,317	(218,090)	151,530
Less: Income attributable to noncontrolling interest	—	—	74	—	74
Net income attributable to common stockholders	151,456	157,847	60,243	(218,090)	151,456

Other comprehensive income, net of tax:
Net income	151,456	157,847	60,317	(218,090)	151,530
Change in foreign currency translation, net of tax of $0	15,887	15,887	15,887	(31,774)	15,887
Comprehensive income	167,343	173,734	76,204	(249,864)	167,417
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	(44)	—	(44)
Comprehensive income attributable to common stockholders	$167,343	$173,734	$76,160	$(249,864)	$167,373

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of operations and comprehensive income

	December 31, 2011
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Net sales	$—	$848,640	$384,114	$(104,623)	$1,128,131
Cost of sales	—	588,781	280,579	(103,690)	765,670
Gross profit	—	259,859	103,535	(933)	362,461
Operating expenses
Selling, general and administrative expenses	—	142,468	44,306	—	186,774
Contingent consideration expense	—	12,100	—	—	12,100
Other operating expense	—	2,227	747	—	2,974
Total operating expenses	—	156,795	45,053	—	201,848
Equity earnings from affiliate, net of tax	99,284	35,617	—	(134,901)	—
Operating income	99,284	138,681	58,482	(135,834)	160,613
Other expense (income)
Interest expense	19,130	374	28	—	19,532
Interest income with affiliate	(9,989)	—	—	9,989	—
Interest expense with affiliate	—	—	9,989	(9,989)	—
Foreign exchange (gains) losses and other, net	—	1,160	(782)	—	378
Total other expense (income)	9,141	1,534	9,235	—	19,910
Income before income taxes	90,143	137,147	49,247	(135,834)	140,703
Provision for income tax expense	(3,199)	37,863	12,446	—	47,110
Net income	93,342	99,284	36,801	(135,834)	93,593
Less: Income attributable to noncontrolling interest	—	—	251	—	251
Net income attributable to common stockholders	93,342	99,284	36,550	(135,834)	93,342

Other comprehensive income, net of tax:
Net income	93,342	99,284	36,801	(135,834)	93,593
Change in foreign currency translation, net of tax of $0	(5,094)	(5,094)	(5,094)	10,188	(5,094)
Gain on derivative instruments, net of tax of $768	1,426	—	—	—	1,426
Comprehensive income	89,674	94,190	31,707	(125,646)	89,925
Less: comprehensive (income) loss attributable to noncontrolling interests	—	—	(85)	—	(85)
Comprehensive income attributable to common stockholders	$89,674	$94,190	$31,622	$(125,646)	$89,840

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating balance sheets

	December 31, 2013
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Assets
Current assets
Cash and cash equivalents	$—	$—	$39,582	$—	$39,582
Accounts receivable—trade, net	—	172,563	77,709	—	250,272
Inventories	—	310,191	135,924	(5,066)	441,049
Other current assets	63	41,495	37,007	—	78,565
Total current assets	63	524,249	290,222	(5,066)	809,468
Property and equipment, net of accumulated depreciation	—	143,180	37,112	—	180,292
Intangibles	—	220,980	74,372	—	295,352
Goodwill	—	526,083	276,235	—	802,318
Investment in unconsolidated subsidiary	—	60,292	—	—	60,292
Investment in affiliates	1,209,699	454,024	—	(1,663,723)	—
Long-term loan and advances to affiliates	623,337	97,316	—	(720,653)	—
Other long-term assets	15,658	4,168	1,321	—	21,147
Total assets	$1,848,757	$2,030,292	$679,262	$(2,389,442)	$2,168,869
Liabilities and equity
Current liabilities
Accounts payable—trade	$—	$69,467	$30,754	$—	$100,221
Accrued liabilities	7,194	43,693	45,642	—	96,529
Current portion of debt and other current liabilities	—	9,217	14,016	—	23,233
Total current liabilities	7,194	122,377	90,412	—	219,983
Long-term debt, net of current portion	511,208	824	45	—	512,077
Long-term loans and payables to affiliates	—	619,778	100,875	(720,653)	—
Other long-term liabilities	—	77,614	28,229	—	105,843
Total liabilities	518,402	820,593	219,561	(720,653)	837,903

Total stockholder's equity	1,330,355	1,209,699	459,090	(1,668,789)	1,330,355
Noncontrolling interest in subsidiary	—	—	611	—	611
Equity	1,330,355	1,209,699	459,701	(1,668,789)	1,330,966
Total liabilities and equity	$1,848,757	$2,030,292	$679,262	$(2,389,442)	$2,168,869

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating balance sheets

	December 31, 2012
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Assets
Current assets
Cash and cash equivalents	$—	$8,092	$32,971	$—	$41,063
Accounts receivable—trade, net	—	167,949	60,998	—	228,947
Inventories	—	343,828	114,060	(2,759)	455,129
Other current assets	48	40,061	9,629	—	49,738
Total current assets	48	559,930	217,658	(2,759)	774,877
Property and equipment, net of accumulated depreciation	—	118,646	34,337	—	152,983
Intangibles	—	226,933	30,486	—	257,419
Goodwill	—	487,778	208,021	—	695,799
Investment in affiliates	1,059,017	392,622	—	(1,451,639)	—
Long-term advances to affiliates	515,088	—	—	(515,088)	—
Other long-term assets	8,045	2,926	931	—	11,902
Total assets	$1,582,198	$1,788,835	$491,433	$(1,969,486)	$1,892,980
Liabilities and equity
Current liabilities
Accounts payable—trade	$—	$72,820	$26,170	$—	$98,990
Accrued liabilities	1,282	54,363	30,248	—	85,893
Current portion of debt and other current liabilities	19,464	48,204	20,516	—	88,184
Total current liabilities	20,746	175,387	76,934	—	273,067
Long-term debt, net of current portion	399,980	197	24	—	400,201
Long-term payables to affiliates	—	503,585	11,503	(515,088)	—
Other long-term liabilities	—	50,649	6,908	—	57,557
Total liabilities	420,726	729,818	95,369	(515,088)	730,825

Total stockholder's equity	1,161,472	1,059,017	395,381	(1,454,398)	1,161,472
Noncontrolling interest in subsidiary	—	—	683	—	683
Equity	1,161,472	1,059,017	396,064	(1,454,398)	1,162,155
Total liabilities and equity	$1,582,198	$1,788,835	$491,433	$(1,969,486)	$1,892,980

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2013
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(3,683)	$157,198	$57,878	$—	$211,393
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(54,389)	(127,329)	—	(181,718)
Investment in unconsolidated subsidiary	—	(48,013)	—	—	(48,013)
Capital expenditures for property and equipment	—	(48,270)	(11,993)	—	(60,263)
Long-term loans and advances to affiliates	(77,933)	(97,316)	—	175,249	—
Other	—	392	572	—	964
Net cash provided by (used in) investing activities	(77,933)	(247,596)	(138,750)	175,249	(289,030)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	—	54,389	127,329	—	181,718
Borrowings under Credit Facility	402,748	(52,184)	(127,329)	—	223,235
Issuance of Senior Notes	403,250	—	—	—	403,250
Repayment of long-term debt	(713,521)	(1,639)	29	—	(715,131)
Long-term loans and advances to affiliates	—	86,897	88,352	(175,249)	—
Deferred financing costs	(12,003)	—	—	—	(12,003)
Payment of contingent consideration	—	(11,435)	—	—	(11,435)
Other	1,142	6,278	—	—	7,420
Net cash provided by (used in) financing activities	81,616	82,306	88,381	(175,249)	77,054
Effect of exchange rate changes on cash	—	—	(898)	—	(898)
Net increase (decrease) in cash and cash equivalents	—	(8,092)	6,611	—	(1,481)
Cash and cash equivalents
Beginning of period	—	8,092	32,971	—	41,063
End of period	$—	$—	$39,582	$—	$39,582

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2012
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(6,078)	$79,366	$64,653	$—	$137,941
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(139,889)	—	—	(139,889)
Capital expenditures for property and equipment	—	(36,354)	(13,331)	—	(49,685)
Long-term loans and advances to affiliates	(69,701)	—	—	69,701	—
Other	—	2,296	2,755	—	5,051
Net cash provided by (used in) investing activities	(69,701)	(173,947)	(10,576)	69,701	(184,523)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	—	139,889	—	—	139,889
Borrowings under Credit Facility	203,155	(139,758)	—	—	63,397
Repayment of long-term debt	(448,118)	(5,655)	(246)	—	(454,019)
Long-term loans and advances to affiliates	—	110,111	(40,410)	(69,701)	—
Proceeds from IPO	256,381	—	—	—	256,381
Proceeds from concurrent private placement	50,000	—	—	—	50,000
Payment of contingent consideration	—	(11,100)	—	—	(11,100)
Proceeds from stock issuance	14,432	—	—	—	14,432
Other	(71)	6,873	—	—	6,802
Net cash provided by (used in) financing activities	75,779	100,360	(40,656)	(69,701)	65,782
Effect of exchange rate changes on cash	—	—	1,315	—	1,315
Net increase (decrease) in cash and cash equivalents	—	5,779	14,736	—	20,515
Cash and cash equivalents
Beginning of period	—	2,313	18,235	—	20,548
End of period	$—	$8,092	$32,971	$—	$41,063

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)

Condensed consolidating statements of cash flows

	Year ended December 31, 2011
	FET (Parent)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
			(in thousands)
Cash flows from (used in) operating activities	$(424)	$37,573	$2,126	$—	$39,275
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(430,685)	(79,172)	—	(509,857)
Capital expenditures for property and equipment	—	(28,402)	(12,761)	—	(41,163)
Long-term loans and advances to affiliates	(507,705)	—	—	507,705	—
Other	—	3,537	919	(3,550)	906
Net cash provided by (used in) investing activities	(507,705)	(455,550)	(91,014)	504,155	(550,114)
Cash flows from financing activities
Borrowings under Credit Facility due to acquisitions	—	430,685	79,172	—	509,857
Borrowings under Credit Facility	519,045	(429,659)	(78,896)	—	10,490
Repayment of long-term debt	(61,973)	—	—	—	(61,973)
Long-term loans and advances to affiliates	—	416,034	91,671	(507,705)	—
Proceeds from stock issuance	57,046	—	—	—	57,046
Other	(5,989)	717	(3,550)	3,550	(5,272)
Net cash provided by (used in) financing activities	508,129	417,777	88,397	(504,155)	510,148
Effect of exchange rate changes on cash	—	—	891	—	891
Net increase (decrease) in cash and cash equivalents	—	(200)	400	—	200
Cash and cash equivalents
Beginning of period	—	2,513	17,835	—	20,348
End of period	$—	$2,313	$18,235	$—	$20,548